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                                  Exhibit 99.1



For Immediate Release                                               NEWS RELEASE
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                             Contact: Joseph C. Horvath, Chief Financial Officer
                                                     717-264-7161 Extension 4465


           TB WOOD'S ANNOUNCES THE APPOINTMENT OF WILLIAM T. FEJES AS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

            Chambersburg, PA, April 27, 2004--- TB Wood's Corporation (NASDAQ:
TBWC), a leading designer, manufacturer and marketer of electronic and mechanical power transmission products, announced today that effective May 3, 2004, William T. Fejes, Jr., 48, will become the company's President and Chief Executive Officer. Mr. Fejes will be replacing Michael L. Hurt who retired from the company last fall. Mr. Fejes holds BS and MS degrees in Electrical Engineering from the Massachusetts Institute of Technology, and he has extensive senior management experience in the industrial power transmission and automation industries, most recently with the Danaher Corporation.

            The company also announced that effective April 27 James R. Swenson will become Chairman of the Board of the company replacing Frank D. Osborn, who has served as Interim Chairman since Thomas C. Foley took a leave of absence to serve as the Director of Private Sector Development for the Coalition Provisional Authority (CPA) in Iraq. Mr. Foley has recently completed his service in Iraq and has resumed his role as a director of the company.

            TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

            This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.